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                                                                 EXHIBIT 10.6(b)

                      AMENDMENT TO B.I. SYSTEMS CORPORATION
                       1994 OMNIBUS EQUITY INCENTIVE PLAN


THIS AMENDMENT TO THE B.I. SYSTEMS CORPORATION 1994 OMNIBUS EQUITY INCENTIVE
PLAN (the "Plan") is made this      day of March 2000, effective as of the
closing of the Qualified Initial Public Offering, as defined below.

1. Section 2.26 of the Plan is hereby deleted in its entirety and replaced with the following Section 2.26:

         2.26 "Shares" means the shares of common stock of Genomic Solutions Inc., a Delaware corporation (the "Company"), the successor in interest to B.I. Systems Corporation. In the event the Company completes a Qualified Initial Public Offering, Shares shall mean the callable common stock of the Company, par value $0.001, which is callable until the expiration of the call period (the "Call Period") for which PerkinElmer, Inc., a Massachusetts corporation ("PKI"), has a right to cause the Company to redeem the callable common stock. After expiration of the Call Period, or in the event the Company does not complete a Qualified Initial Public Offering prior to expiration of the Call Period, Shares means the common stock of the Company, par value $0.001. A "Qualified Initial Public Offering" means an initial public offering by the Company for an aggregate offering price of at least $20 million, firmly underwritten by a nationally recognized underwriter, that results in the Company's Shares being listed on the New York Stock Exchange or the Nasdaq National Market System.

2.       The Plan is hereby amended to add Section 4.4 as follows:

             4.4 EFFECT OF EXERCISE OF PERKINELMER, INC. OPTION. If PKI exercises its option pursuant to the Securities Purchase Agreements (defined below) or exercises its right to cause the Company to redeem the Shares, and PKI notifies the Company that it will not assume the Options previously granted under this Plan and substitute for such Options new options, or if PKI fails to timely notify the Company that it will assume and substitute the Options (both within the meaning of Section 424(a) of the Code), each Option then outstanding and exercisable will be deemed, to the extent vested, exercised in full immediately prior to the exercise of PKI's option pursuant to the Securities Purchase Agreements or redemption by the Company at the direction of PKI, as the case may be, and the Option shall thereupon be cancelled. If at that time, the Shares are callable, all Shares deemed issued under the Option will be redeemed by the Company at the same time the Shares are redeemed. If at that time, the Shares are not callable, all Shares deemed issued under the Option will be transferred to PKI in accordance with the terms of the Securities Purchase Agreements. If the Shares are redeemed by the Company, the holder shall receive the redemption price per share, as defined in the Company's Third Amended and Restated Certificate of Incorporation, net of any exercise price payable by

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the holder and less any taxes withheld pursuant to Section 14.1 of the Plan. If the Shares are transferred to PKI pursuant to the terms of the Securities Purchase Agreements, the holder shall receive the purchase price per share, as defined in the Securities Purchase Agreements, net of any exercise price payable by the holder and less any taxes withheld pursuant to Section 14.1 of the Plan. The "Securities Purchase Agreements" are those securities purchase agreements entered into between PKI and holders of the Company's equity securities, dated January 26, 2000.


3. The terms and provisions of the Plan shall in all other regards remain in full force and effect.